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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:

      / /        Preliminary Proxy Statement                 / /        Confidential, for Use of the
                                                                        Commission Only (as permitted by Rule
                                                                        14a-6(e)(2))
      / /        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule
                 14a-11(c) or Rule 14a-12

                           BIG FLOWER HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, par value $0.01 per share, of Big Flower
                  Holdings, Inc.
           (2)  Aggregate number of securities to which transaction applies:
                22,639,875 shares of Common Stock expected to be canceled in the transaction.
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                The underlying value of the transaction of $681,315,342 has been calculated pursuant to Exchange Act Rule 0-11 by
                  multiplying $30.0936 (the average of the high and low
                  prices of Common Stock on November 2, 1999 on the New York
                  Stock Exchange) by 22,639,875 (the aggregate number of
                  shares expected to be canceled in the transaction).
           (4)  Proposed maximum aggregate value of transaction:
                $681,315,342
           (5)  Total fee paid:
                $136,263.07

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/X/ Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:  $152,974.73
           (2)  Form, Schedule or Registration Statement No.:  Form S-4 and
                Schedule 13E-3
           (3)  Filing Party:  Big Flower Holdings, Inc.
           (4)  Date Filed:  July 16, 1999

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--------------------------------------------------------------------------------

                           BIG FLOWER HOLDINGS, INC.

                                 SUPPLEMENT TO
                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS

                                     [LOGO]

                           TUESDAY, NOVEMBER 23, 1999
                                  AT 9:00 A.M.
                        HOTEL INTER-CONTINENTAL NEW YORK
                              111 EAST 48TH STREET
                               NEW YORK, NEW YORK

[LOGO]

                           BIG FLOWER HOLDINGS, INC.
                              3 EAST 54(TH) STREET
                            NEW YORK, NEW YORK 10022

                                                                November 3, 1999

Dear Fellow Stockholders:

    On October 25, 1999 we sent you a proxy statement relating to the annual meeting of stockholders of Big Flower Holdings, Inc. to be held on Tuesday, November 23, 1999. At this meeting, Big Flower's stockholders will be asked to consider and vote upon a proposal to approve the merger of Big Flower with BFH Merger Corp. on the terms and conditions set forth in the Amended and Restated Agreement and Plan of Merger, dated as of October 11, 1999, between Big Flower and BFH Merger Corp. In the merger, Big Flower stockholders, other than some members of Big Flower management, will receive $31.50 in cash for each share of Big Flower common stock they own. Some members of Big Flower management will be retaining equity interests in Big Flower or its subsidiaries in lieu of receiving cash for their equity interests in Big Flower. The proxy statement describes this transaction in detail. You will also be asked to vote on the election of directors, a grant of discretionary authority to vote for adjournment and ratification of appointment of independent accountants.

    Enclosed with this letter is a supplement to the proxy statement. This supplement includes additional information concerning the merger. We urge you to read this supplement and the proxy statement carefully. If you would like another copy of the proxy statement, please contact Georgeson Shareholder Communications Inc. at (800) 223-2064 (banks and other brokers call
(212) 440-9800). A copy will be mailed to you promptly.

    Your vote is important, and we urge you to give the proxy statement and this supplement your immediate attention. You have already received a proxy card on which you can vote, and you may have already returned it to us. HOWEVER, WE HAVE ENCLOSED A SECOND PROXY CARD (AND A RETURN ENVELOPE) FOR YOUR USE, IN CASE YOU HAVE MISPLACED THE PROXY CARD PREVIOUSLY SENT TO YOU OR YOU WISH TO CHANGE YOUR VOTE. IF YOU HAVE ALREADY VOTED YOUR PROXY AND YOU DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO RETURN THIS SECOND PROXY CARD.

    YOUR VOTE IS VERY IMPORTANT. Big Flower cannot complete the merger unless the stockholders of Big Flower adopt the merger agreement at the stockholders meeting. Whether or not you plan to attend the stockholders meeting, please take the time to submit your proxy with voting instructions by mail.

/s/ R. Theodore Ammon                          /s/ Edward T. Reilly
R. Theodore Ammon                              Edward T. Reilly
CHAIRMAN OF THE BOARD                          CHIEF EXECUTIVE OFFICER

    The date of this proxy statement supplement is November 3, 1999 and was first mailed to Big Flower stockholders on November 3, 1999.

                                   SUPPLEMENT
                             DATED NOVEMBER 3, 1999
                                       TO
                           BIG FLOWER HOLDINGS, INC.
                     PROXY STATEMENT DATED OCTOBER 25, 1999

INTRODUCTION

    This supplement is provided for the purpose of supplementing the proxy statement, dated October 25, 1999, of Big Flower Holdings, Inc., a Delaware corporation.

    This supplement is being furnished to the holders of the common stock, par value $0.01 per share, of Big Flower in connection with the solicitation of proxies by the Big Flower board of directors for use at a meeting of Big Flower stockholders scheduled to be held on Tuesday, November 23, 1999 at 9 a.m., New York time, at the Hotel Inter-Continental New York, 111 East 48(th) Street, New York, New York. As described in the proxy statement, stockholders are being asked to consider and vote on the proposal to approve the merger of Big Flower with BFH Merger Corp., an affiliate of Thomas H. Lee Company and Evercore Capital Partners, on the terms and conditions contained in the Amended and Restated Agreement and Plan of Merger, dated as of October 11, 1999 between Big Flower and BFH Merger Corp. and the transactions contemplated by the merger agreement.

    This supplement is first being mailed to Big Flower stockholders on or about November 3, 1999. Capitalized terms used in this supplement that are not otherwise defined have the meaning given to them in the proxy statement. This supplement should be read in conjunction with the proxy statement.

ADDITIONAL INFORMATION REGARDING THE RABBI TRUST

    As discussed in the proxy statement, some members of management of Big Flower, including Messrs. Reilly and Ritchie, are expected to surrender Big Flower stock options for interests in a rabbi trust that will hold shares of Big Flower common stock. A rabbi trust is a grantor trust utilized in connection with deferred compensation plans. Big Flower expects that Messrs. Reilly and Ritchie will hold a 20.1% and 11.5% interest, respectively, in the rabbi trust. The remaining interest in the trust will be held by other members of Big Flower management. As stated in the proxy statement, Big Flower expects the rabbi trust to hold approximately 4.3% of Big Flower's common stock after the merger.

ADDITIONAL INFORMATION REGARDING COLUMBINE JDS SYSTEMS AND THE INTERNET INVESTMENTS

    The affiliate of BFH Merger Corp. that is purchasing all of the outstanding shares of capital stock of Columbine JDS Systems, Inc. will pay $37 million for these shares of stock. The value of Columbine JDS Systems was based upon the acquisition costs of each entity comprised within Columbine JDS Systems plus a small premium reflecting synergies. As stated in the proxy statement, this transaction will occur after Columbine JDS Systems has borrowed approximately $135 million and paid a dividend of approximately $128 million to its parent, Big Flower Digital Services, who will in turn dividend these amounts to either Big Flower Press or Big Flower to be used as necessary to effect the merger and related recapitalization. Big Flower has been advised that the percentage interests of Thomas H. Lee Company, Evercore Capital Partners, Mr. Ammon and other members of Columbine JDS Systems' management in Columbine JDS Systems after this purchase are still under discussion among them, but are expected to be approximately 59.4%, 17.1%, 12.9% and 10.6%, respectively.

    The private Internet investments that an affiliate or affiliates of BFH Merger Corp. are purchasing consist of interests in Dawntreader Fund I, LP, Nutel Corp., Solbright, Inc., Galileo Communications Ltd., InterAdNet, Inc. and Naviant, Inc., and any private Internet investment Big Flower acquires after the date of the merger agreement at the price paid by Big Flower for the investment. The merger agreement provides that the aggregate purchase price for Dawntreader, Nutel, Solbright, Galileo, InterAdNet and Naviant is $19,126,000, although Big Flower expects that this will be reduced to $18,626,000 because the $500,000 convertible bridge note owed to XL Ventures by Nutel, and representing part of the investment in Nutel by XL Ventures as described in Schedule 5.15(a) of the merger agreement, has been repaid by Nutel. Big Flower has been advised that the percentage interest of Thomas H. Lee Company, Evercore Capital Partners and Mr. Ammon in the entity purchasing the private Internet investments are still under discussion among them but are expected to be approximately 66.4%, 19.2% and 14.4%, respectively.

    The affiliate of BFH Merger Corp. that actually purchases Columbine JDS Systems is expected to be different from the affiliate of BFH Merger Corp. that actually purchases the private Internet investments, although the ultimate controlling party of each of these affiliates may be the same. As indicated in the proxy statement, Big Flower and BFH Merger Corp. expect that the investment in the entities holding the public Internet investments, currently provided for in the merger agreement, will not occur and that the merger agreement will be amended to reflect this.

    Big Flower understands that the sale of Columbine JDS Systems separate from the merger was proposed by Thomas H. Lee Equity Fund IV, Evercore Capital Partners and Mr. Ammon because they believe that Columbine JDS Systems does not fit well from an operational perspective within the Big Flower corporate structure. Big Flower understands this position is based primarily on the fact that, although Big Flower's other principal operating units--Treasure Chest Advertising, Webcraft and Laser Tech Color--have the same or similar customer bases and therefore there are benefits to having these companies operate within the same corporate structure, the customer base of Columbine JDS Systems is entirely different to the customer bases of Treasure Chest Advertising, Webcraft and Laser Tech Color.

    Similarly, Big Flower understands that the separate sale of the private Internet investments was proposed because the private Internet investments also do not fit well within the Big Flower corporate structure. Big Flower's core businesses are operational in nature, while the private Internet investments were made purely for investment purposes. In addition, the independent ownership of the private Internet investments by Thomas H. Lee Equity Fund IV, Evercore Capital Partners and Mr. Ammon could potentially increase such investors' after-tax returns with respect to any subsequent dispositions of the private Internet investments.

    Separation of Columbine JDS Systems and the private Internet investments also provides a possibility of greater flexibility for future business combinations or securities offerings, but Big Flower is not aware of any definitive plans by Thomas H. Lee Equity Fund IV, Evercore Capital Partners and Mr. Ammon with respect to a business combination or sale of securities. However, Thomas H. Lee Equity Fund IV is an investor, with others, in a business that could benefit from a combination with Columbine JDS Systems and Big Flower understands that Thomas H. Lee Equity Fund IV may seek to combine these businesses in some manner after the merger. Any such combination would require the approval of the other investors in each company.

    Further, while none of Thomas H. Lee Equity Fund IV, Evercore Capital Partners or Mr. Ammon have expressed an interest in taking public in the short to medium term either Columbine JDS Systems or the entities holding Big Flower's public Internet investments, namely XL Ventures and Big Flower Digital, LLC, this is one of the many possible business decisions which these parties could make in the future.

    As noted in the proxy statement, BFH Merger Corp. may amend the terms of the Columbine JDS Systems and Internet transactions in any manner it reasonably requests, except that no such amendment may either impose any cost on Big Flower if the merger is not completed or result in any delay in the completion of the merger.

BACKGROUND OF THE MERGER

    SET FORTH BELOW IS A DESCRIPTION OF THE BACKGROUND OF THE MERGER. THIS REPEATS, WITH SOME CHANGES, THE ENTIRE BACKGROUND SECTION FROM THE PROXY STATEMENT. THIS HAS BEEN DONE TO MAKE IT EASIER TO REVIEW THE SUPPLEMENTED INFORMATION.

    From time to time in recent years the board of directors and management of Big Flower have considered transactions that could increase the value of the common equity of Big Flower. These have included potential acquisitions of or mergers with other companies, spin-offs of parts of Big Flower and the sale of all or part of Big Flower. Ultimately, the board of directors determined that these strategic alternatives were inferior to the merger for a variety of reasons, including concerns related to future trading values, illiquidity and taxes. In addition, the board of directors considered an initial public offering or spin-off of each of Treasure Chest Advertising, Webcraft and Columbine JDS Systems, along with an analysis of combinations with other companies and the strategic rationale for each. Based upon presentations of various investment banks during these years, and after taking into account taxes and probable trading values for such offerings and combinations, the board of directors did not believe that any of these alternatives was likely to result in Big Flower's stock price being greater than the merger consideration in the foreseeable future. During this time, the Big Flower board did not consider an initial public offering of XL Ventures.

    Since 1994, Big Flower has made 28 acquisitions, primarily outside its original Treasure Chest Advertising printing business. These acquisitions have added significantly higher growth and higher margin businesses than the original Treasure Chest Advertising printing business. Management of Big Flower believed that further acquisitions both within and outside the traditional Treasure Chest Advertising business were desirable. Increasingly, however, these acquisitions, especially in businesses that involve higher technology or direct marketing, or both, could not be effected on a basis that was non-dilutive to the reported earnings of Big Flower because companies involved in those businesses tend to trade, if publicly held, or are sold to third parties, if privately held, at higher multiples to earnings than Big Flower. The Big Flower board believed that its earnings would be diluted, even when the trading price of Big Flower shares was higher than its average trading price range, if it consistently purchased companies with higher trading multiples than its own because Big Flower would need to issue a greater number of Big Flower shares to pay for these companies because the Big Flower stock traded at a lower multiple. The Big Flower board believed that its trading history demonstrated that Big Flower was not generally awarded a higher trading multiple even as it diversified itself through acquisitions into higher growth, higher multiple businesses. Consequently, the board believed that any material dilution to Big Flower's earnings per share would adversely affect Big Flower's stock price.

    In response to this determination that future acquisitions are likely to be dilutive, and in an effort to create value for its stockholders, in 1998 and early 1999 Big Flower began exploring various strategic alternatives, including equity issuances, public offerings of the stock of each of its main operating units, the mergers of each of its main operating units with other companies and the spin-offs of one or more business units to Big Flower's stockholders. In exploring the various strategic alternatives, the management of Big Flower met with a number of entities to determine the best strategic alternatives to pursue, including Mr. Ammon's initial meeting with Mr. Thomas H. Lee of Thomas
H. Lee Company in October 1998. At this meeting, Mr. Ammon gave Mr. Lee an overview of the business of Big Flower. No further discussions ensued at that time. Subsequently, management of Big Flower met with three financial sponsors, including representatives of Thomas H. Lee Company, and explored with them on a preliminary basis various strategic alternatives with respect to Big Flower. On March 17, 1999 Big Flower formally retained Berenson Minella to assist Big Flower in exploring strategic alternatives.

    On April 20, 1999, Big Flower publicly announced that its board of directors had authorized management to explore Big Flower's strategic alternatives. In addition to relying on Berenson Minella, which had been advising Big Flower since early 1999, Big Flower retained Goldman Sachs as a financial advisor to assist in the exploration of strategic alternatives. Big Flower retained Goldman Sachs to act as its financial advisor based upon Goldman Sachs' qualifications, experience and expertise, as well as its knowledge of Big Flower's business.

    Following the April 20 announcement, approximately ten parties contacted both Big Flower and its financial advisors directly without solicitation. In addition, Big Flower instructed its financial advisors to contact the likely potential strategic and financial parties that might be interested in a transaction involving Big Flower and who had either financial strength or access to capital markets to complete such a transaction. The contacted parties were chosen based upon publicly available information regarding their financial resources, record for completing transactions and interest in Big Flower's lines of business. In all, Big Flower's financial advisors had extensive conversations with 13 potential strategic parties and 15 potential financial parties about their possible interests in Big Flower. One strategic party and six financial parties entered into confidentiality agreements and received non-public information concerning the business of Big Flower and its subsidiaries designed to permit those parties to determine what interests they might have in Big Flower. Nine other parties requested a package of non-confidential public information only and did not need to sign a confidentiality agreement.

    Three parties, Thomas H. Lee Company, Evercore Capital Partners and one potential strategic party, performed more detailed due diligence during the month of May and received detailed presentations from management of Big Flower, including Mr. Reilly, Mr. Ritchie, and the chief executive officers of each of Big Flower's four main operating units, concerning its business. During the month of May, Berenson Minella held telephonic conversations daily and, along with representatives of Big Flower's senior management, including
Messrs. Ammon, Reilly and Ritchie, met with those parties to discuss Big Flower and to determine whether the parties could make a proposal that would be attractive to Big Flower's stockholders. The nature of these discussions revolved around resolving issues necessary to permit the parties to submit a proposal. The principal topics of discussion included resolving outstanding due diligence questions and requests for information, possible transaction structures, including the involvement of management, the amount and form of consideration and financing plans.

    At the conclusion of this process in mid-June, Thomas H. Lee Company submitted a written proposal, and Evercore Capital Partners indicated an interest in submitting a proposal, but only if Big Flower's senior management, including Mr. Ammon, indicated a willingness to invest a significant portion of their Big Flower equity interest in the merger transaction. Evercore Capital Partners had also communicated this desire to Mr. Ammon prior to submitting its indication of interest. At this time, the potential strategic party indicated that it would not submit a proposal involving the entire company, although it indicated that it might be interested in some parts of the business of Big Flower. The potential strategic party advised Big Flower that it was not interested in acquiring Treasure Chest Advertising, as it did not fit within its business plan. Thereafter, there were no further negotiations with the potential strategic party, although Goldman Sachs, on behalf of Big Flower, sought to obtain a proposal from the strategic party. The strategic party never indicated an amount it would pay for any or all of Big Flower's subsidiaries. The other parties who had received information but did not submit a proposal either gave no reason for their decision not to submit a proposal or indicated any one or more of the following reasons:

    - the total amount of money it would take to pay the merger consideration to all of the unaffiliated stockholders and to arrange financing for the additional working capital needs of Big Flower was too large and would either cause excessive leverage or the issuance of an excessive number of shares,

    - valuation, and/or

    - a lack of interest in one or more of Big Flower's subsidiaries.

    Big Flower continued to consider its strategic alternatives, including the possibility of a spin-off or a sale of less than the entire company. After discussing these matters with its financial advisors, who orally advised the Big Flower board that it would not be tax efficient for Big Flower to sell less than all of Big Flower and that a spin-off of part of Big Flower would not likely enhance stockholder value, and after taking into account financial, tax and operational factors, the Big Flower board of directors concluded that it would not be tax-efficient for Big Flower to sell less than all of Big Flower and that a spin-off of parts of Big Flower would not likely enhance stockholder value. The principal financial factors that the board took into account included the expected sale proceeds and expected trading values from these transaction(s). The principal tax factors that the board took into account included the corporate tax implications to Big Flower from pursuing these transaction(s). The principal operating factors that the board took into account included the existing business and cross-selling relationships that existed among Big Flower's subsidiaries.

    Big Flower also continued to evaluate a stand-alone strategy, focusing on its historic stock price and business prospects and taking note of the fact that the trading price of Big Flower common stock had risen approximately 30% in the three weeks leading up to a March 22, 1999 report by a Credit Suisse First Boston analyst. This report had focused on Big Flower's venture capital investments in a variety of Internet-related companies, estimating the then current value of these investments to be approximately $4.50 per share before taxes and other expenses. In the six months prior to that report, the trading price of Big Flower common stock had ranged between $15.375 and $28.438. On March 22, the Credit Suisse First Boston initial report was released and the trading price of Big Flower common stock closed at $30.13, an increase from the $27 trading price on March 19, the preceding trading day. The Credit Suisse First Boston report was published in its entirety on March 24, on which day the trading price of Big Flower common stock closed at $29.50. On March 25, the trading price of Big Flower common stock closed at $32.38. In evaluating the effect on Big Flower and its stockholders of continuing as a stand-alone company, Big Flower also considered, as reported in its public filings and stated to financial analysts, that it would likely pursue acquisitions in businesses involving higher technology or direct marketing, or both, which acquisitions could be significantly dilutive to Big Flower's reported earnings.

    On June 8, 1999, the Big Flower board of directors met to review the status of discussions with third parties and the indications of interest received. At the outset of the meeting Mr. Ammon, chairman of the board of Big Flower, advised the board that because the possibility existed that he would, under some circumstances, consider retaining a significant interest in Big Flower in connection with a proposal from a financial sponsor, he would recuse himself from board deliberations on the proposals. Mr. Ammon left the meeting and did not return. Following Mr. Ammon's departure, Peter G. Diamandis, Newton N. Minow, Robert M. Kimmitt and Joan D. Manley discussed the potential conflicts of interest involved in the fact that certain members of the management, including Mr. Ammon, might be treated differently than other Big Flower stockholders in a proposed transaction because they might continue to retain their ownership in Big Flower. The board of directors concluded that the independent directors, constituting a majority of the board of directors, were in a position to fairly represent the interest of Big Flower's stockholders. Messrs. Minow and Kimmitt and Ms. Manley selected Mr. Diamandis as the lead independent director to control the work of Big Flower's outside financial and legal advisors.
Mr. Reilly, while present for these deliberations, did not participate in them. The independent directors did not ask Mr. Reilly to leave the meeting because at that time, neither Mr. Reilly nor the other members of the board had any information regarding his participation in any transaction.

    During the June 8 meeting of Big Flower's board of directors, Berenson Minella reported that Thomas H. Lee Company had submitted a proposal for a recapitalization of Big Flower under which public holders of Big Flower common stock would receive a per share consideration of $27.00 in cash and $7.00 in liquidation preference of PIK preferred stock with a warrant to purchase a fraction of a share of Big Flower common stock representing in the aggregate approximately five percent of the Big Flower common stock after the recapitalization. It was also reported that Evercore Capital Partners had indicated an interest in submitting a proposal for a recapitalization of Big Flower at a per share price of $35.00 in cash plus a contingent value right that would offer holders a to be agreed-upon percentage of after-tax proceeds of Big Flower's publicly traded venture capital investments in 24/7 Media, Inc., About.com, Inc. (formerly known as Miningco.com) and WorldGate
Communications, Inc. Both the Thomas H. Lee Company proposal and Evercore Capital Partners' indication of interest were subject to financing contingencies. In addition, the Evercore Capital Partners indication of interest was conditioned on Mr. Ammon's retaining a substantial portion of his equity in Big Flower. The Thomas H. Lee Company proposal was made with the expectation that Mr. Ammon would retain a substantial portion of his equity in Big Flower, but was not expressly conditioned on his doing so.

    During the ensuing discussion, the Big Flower board of directors discussed the financial terms and certainty of the Thomas H. Lee Company proposal and Evercore Capital Partners' indication of interest in making a proposal under certain circumstances. The board also discussed whether an appropriate number of potential bidders had been contacted to obtain the best available offer in the marketplace. The financial advisors reported to the board the number of entities who had been contacted or who had contacted the financial advisors and the status of discussions with each of them. The financial advisors also reported that they believed they and Big Flower had run a thorough auction process because of the public announcement of the process, the number of people contacted, the amount of time and effort devoted to the auction process and the amount of time the auction process had remained open. After these discussions with its financial advisors, the board of directors determined that in light of Big Flower's public announcement of its interest in pursuing its strategic alternatives, the extensive amount of time which had passed since such announcement was made and the fact that 28 parties had contacted, or been contacted by, Big Flower, Berenson Minella or Goldman Sachs, an appropriate number of potential bidders had been contacted to ensure that the financially responsible parties likely to be interested in Big Flower had been contacted or put on notice. The Big Flower board of directors also agreed that determining to pursue none of the available transactions was an alternative to be considered by the board of directors. Mr. Diamandis requested that the board of directors take some additional time to consider the proposals but that in the meantime, Goldman Sachs and Berenson Minella should continue discussions with both Thomas H. Lee Company and Evercore Capital Partners with a view to improving the Thomas H. Lee Company proposal, to attempt to transform Evercore Capital Partners' indication of interest into a proposal and to report further at a meeting of the board of directors scheduled for June 14.

    From shortly before the June 8, 1999 meeting of the Big Flower board, Mr. Ammon began to consider it likely that if a transaction were to occur he would retain an equity interest in Big Flower and Mr. Ammon ceased having any role in the board's deliberations concerning the Thomas H. Lee Company and Evercore Capital Partners proposals. Between June 8 and June 14, Mr. Ammon discussed with Evercore Capital Partners their proposed capitalization structure and in particular his belief that there was too much debt in their proposed capitalization structure. Mr. Ammon also discussed regularly with Thomas H. Lee Company the terms of their proposals to Big Flower, their proposed capitalization structures and, in the days just prior to signing the original merger agreement, the amount and terms of his retained equity interest in Big Flower. Messrs. Reilly's and Ritchie's contact during this time period with Thomas H. Lee Company and Evercore Capital Partners was limited to due diligence conversations, although each had conversations with Mr. Ammon in which Mr. Ammon indicated that he, Thomas H. Lee Company and Evercore Capital Partners hoped they would continue with Big Flower and that if they chose to do so they would be expected to retain an equity investment in the post-recapitalization Big Flower.

    After the June 8 board of directors meeting, Berenson Minella and representatives of Thomas H. Lee Company continued discussions on improving the Thomas H. Lee Company proposal. During these discussions, Berenson Minella sought to increase the cash component and the total consideration offered by Thomas H. Lee Company. Berenson Minella also discussed with Evercore Capital Partners whether it could be in a position to make a firm proposal to Big Flower.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met again on June 14, 1999 and received a report from its financial advisors on the status of negotiations with Thomas H. Lee Company and Evercore Capital Partners. Mr. Reilly recused himself from the meeting because he believed, based on conversations with Mr. Ammon, that the possibility existed that he would continue with Big Flower after the merger. The Evercore Capital Partners indication of interest to make a proposal was unchanged at a per share consideration of $35.00 in cash plus a contingent value right, and it remained contingent on Mr. Ammon's retention of a significant interest in Big Flower. Berenson Minella representatives indicated that the Evercore Capital Partners' indication of interest would result in a substantial increase in the leverage of Big Flower, such that Big Flower's ratio of total debt at the time of the merger to Big Flower's projected EBITDA for the last twelve months ending at the time of the merger would be 6.2 to 1. Berenson Minella representatives reported that they had been advised by Mr. Ammon that he had concerns regarding such a high degree of leverage, and would not be willing to retain a significant interest in Big Flower in connection with any Evercore Capital Partners proposal that might be made on that basis. Mr. Ammon had also expressed these concerns directly to Evercore Capital Partners. The Thomas H. Lee proposal, on the other hand, involved a ratio of total debt at the time of the merger to Big Flower's last twelve months' EBITDA projected as of the time of the merger of 5.5 to 1. In addition, the Thomas H. Lee Company proposal offered greater promise of making available to Big Flower additional capital to grow Big Flower's business on a going-forward basis. The board of directors directed Berenson Minella to determine whether Evercore Capital Partners would be willing to proceed with equity from non-management stockholders rather than Mr. Ammon.

    During the June 14, 1999 meeting, the board of directors, other than Mr. Ammon and Mr. Reilly, who recused themselves, heard from outside counsel regarding their fiduciary duties and from outside financial advisors concerning the status of discussions with Thomas H. Lee Company. The board of directors determined to retain additional counsel to act for the independent directors and thereafter retained the firm of Dewey Ballantine LLP. The financial advisors reported that Thomas H. Lee Company had agreed to improve its proposal and was now prepared to offer a per share price of $29.00 in cash plus $6.00 in liquidation preference of PIK preferred stock with warrants attached. Representatives of Berenson Minella expressed their opinion that Thomas H. Lee Company was sensitive to increasing the cash portion of the proposed consideration, but advised that Big Flower should nonetheless try to improve both the cash and the PIK preferred stock portions. In light of this, the board of directors determined to request that management of Big Flower make a presentation to the Big Flower board of directors concerning Big Flower's business prospects and strategic plans. The board of directors directed the Big Flower financial advisors to continue to seek to improve the Thomas H. Lee Company proposal and to determine whether an Evercore Capital Partners proposal capable of completion could be developed and scheduled a meeting for June 17 to receive a further update from its advisors.

    On June 14, 1999 Berenson Minella spoke with representatives of Thomas H. Lee Company and explained that the Big Flower board of directors was seeking a higher value level for its stockholders than offered by the current Thomas H. Lee Company proposal. Berenson Minella continued discussions with representatives of Thomas H. Lee Company during June 15 and June 16 in an attempt to improve the Thomas H. Lee Company proposal. Discussions between them continued to focus on increasing the cash component and the total consideration.

    On June 16, 1999, Thomas H. Lee Company submitted its first written proposal to Big Flower. The proposal was for a recapitalization of Big Flower, whereby public shareholders of Big Flower would receive $30.00 per share in cash plus $5.00 in liquidation preference of PIK preferred stock with warrants attached.

    On June 17, 1999, the Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met to review the status of discussions with Thomas H. Lee Company and Evercore Capital Partners. Representatives of Berenson Minella reported that Evercore Capital Partners had improved its financing somewhat, but that its indication of interest was still conditioned upon Mr. Ammon's retention of a significant interest in Big Flower. A representative from Berenson Minella reported that he had been advised by Mr. Ammon that Mr. Ammon was still unsatisfied with the amount of leverage included in the capital structure in the Evercore Capital Partners' indication of interest as well as the prospects for additional capital that Evercore Capital Partners could offer on a going-forward basis and had stated that he would not be willing to retain a significant interest in Big Flower in connection with such a transaction. Having been informed of Mr. Ammon's concerns regarding the high degree of leverage in Evercore Capital Partners' own indication of interest and the fact that Mr. Ammon would not be willing to retain a significant interest in Big Flower under the terms of such indication of interest, Evercore Capital Partners decided not to submit its own proposal to acquire Big Flower.

    The Goldman Sachs and Berenson Minella representatives then summarized the current proposal from Thomas H. Lee Company, including the terms of the PIK preferred stock and warrants being offered by Thomas H. Lee Company. Thomas H. Lee Company had increased the cash portion of its proposal to $30.00 and reduced the PIK preferred stock portion of the purchase price to a $5.00 liquidation preference PIK preferred stock, but representatives of Goldman Sachs and Berenson Minella indicated that the proposed PIK preferred stock/warrant package contained terms that they believed to be unfavorable compared to market practice and that those terms could be enhanced. These unfavorable terms included a high warrant exercise price, extensive restrictions on the ability to exercise the warrants, and the ability of Big Flower to redeem the PIK preferred stock in a relatively short time frame, each of which the financial advisors advised was contrary to prevailing market practice, and a low level of PIK preferred stock offered in exchange for Big Flower common stock. After discussion with its financial advisors, the board of directors instructed its financial advisors to attempt to improve the terms of the PIK preferred stock and warrants in the following ways:

    - lowering the exercise price on the warrants to a nominal amount,

    - eliminating or reducing restrictions on when the warrants could be exercised,

    - protecting against Big Flower's ability to redeem the PIK preferred stock in a relatively short time frame, and

    - increasing the amount of the PIK preferred stock being offered per share of Big Flower common stock.

    The directors wished to reach a prompt determination as to the best proposal available from Thomas H. Lee Company and directed representatives of Goldman Sachs and Berenson Minella to contact Thomas H. Lee Company and seek to improve the amount and terms of the PIK preferred stock/warrant package. The financial advisors left the meeting to have discussions with Thomas H. Lee Company. At this time, Messrs. Ammon and Reilly joined the meeting, along with Mr. Ritchie, solely to give a presentation to the board of directors concerning the current financial and operating status and business plans and prospects of Big Flower. Although Messrs. Ammon and Reilly had recused themselves from all board deliberations regarding the transaction, they, along with Mr. Ritchie, were the most appropriate and knowledgeable persons to address the board on Big Flower's current status and business plans and prospects. In addition, Messrs. Ammon, Reilly and Ritchie had addressed the board on these very same matters in the past. In the presentation, these members of management reported to the board that Big Flower's operating units were performing consistent with past reports and consistent with management's expectations for the financial results of the business as reflected in the then current management projections. This inquiry was relevant both to determine whether a potential improvement in expected results might be used to negotiate a better price and whether there was risk of a deterioration in results that could jeopardize completion of any agreed transaction. The Big Flower Board of Directors recognized that in presenting this financial information Messrs. Ammon, Reilly and Ritchie had a conflict of interest arising out of their possible retention of equity interests and continued employment in any transaction with Thomas H. Lee Company.

    After the management presentation, Messrs. Ammon, Reilly and Ritchie left the meeting and the representatives of Goldman Sachs and Berenson Minella rejoined the meeting and advised the directors that the only change Thomas H. Lee Company was willing to make was to reduce the exercise price of the warrant from $35.00 per share to a nominal amount. Because this was the sole improvement offered to the terms of the PIK preferred stock and the warrants, the Big Flower board of directors unanimously decided to reject the proposal from the Thomas H. Lee Company and to adjourn the meeting and resolved that in the absence of an improved offer there would be no transaction.

    After the June 17 board of directors meeting, representatives of Big Flower's financial advisors and of Thomas H. Lee Company continued to discuss ways to improve the Thomas H. Lee Company proposal. Thomas H. Lee Company agreed to increase, from $5.00 to $5.25, the liquidation value of the PIK preferred stock offered per share of Big Flower common stock and to make a number of changes to the terms of the PIK preferred stock and warrants that the financial advisors believed would improve the value of the security. During this time, Mr. Ammon also had conversations with Thomas H. Lee Company regarding the terms of his possible participation in Big Flower following the merger. These conversations continued throughout the bidding process. The transaction contemplated by the original merger agreement involved a ratio of total debt at the projected time of the merger to Big Flower's projected EBITDA for the last twelve months ending at the time of the merger of approximately 5.9x.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, convened again on June 18, 1999 to receive an update on the status of negotiations with Thomas H. Lee Company. Berenson Minella and Goldman Sachs reported on the improvements in the Thomas H. Lee Company proposal, including an increase in the PIK preferred stock liquidation value per share from $5.00 to $5.25, protection against Big Flower's unrestricted ability to redeem the PIK preferred stock within the first five years, a lowered exercise price of the attached warrants to a nominal amount, an increase in the number of events that would permit a holder to exercise the warrants, and a longer term for exercising the warrants. With the advice of Goldman Sachs, the board of directors discussed the market practice with respect to making a market in securities such as the PIK preferred stock and concluded that market practice was such that there could be no guarantees that any investment bank would actively make a market in the PIK preferred stock or warrants, although in conversations with Big Flower and its financial advisors, the financial institutions providing financing for the merger and related recapitalization indicated their intent to make a market in such securities in accordance with customary market practice, which does not provide an assurance of a continuous bid. The board of directors discussed the advisability of proceeding with a transaction on the basis of the Thomas H. Lee Company proposal as compared to continuing with Big Flower's current business plan. At this time, the board of directors considered the advice of its financial advisors that the then current trading price of Big Flower's stock, $34.25 on June 18, 1999, reflected an expectation of a transaction that was created with the April 20, 1999 announcement that Big Flower was studying its strategic alternatives. The board of directors also discussed the fact that the consideration offered by Thomas H. Lee Company was near the all-time trading high of Big Flower common stock and that if no transaction were consummated, the trading range of Big Flower common stock likely would fall to a level below its recent elevated trading price resulting from the April 20th announcement. The trading price of Big Flower common stock ranged from $27.88 to $33.75 a full month prior to the April 20, 1999 announcement and in the six months prior to March 22, 1999 had traded in a range between $15.375 and $28.438. The board of directors also considered the dilutive effect on Big Flower's reported earnings of potential acquisitions if Big Flower continued its current business plan. After discussion on all of these factors, including the improvements on Thomas H. Lee Company's proposal outlined above, the board of directors authorized Big Flower's legal and financial advisors to commence detailed negotiations of the terms of a possible transaction. The board of directors was unanimous in the view that a merger agreement should contain terms and conditions that would permit Big Flower to negotiate and enter into an agreement with another party in the event of a proposal from that party which was superior to the Thomas H. Lee Company proposal. This was communicated to Thomas H. Lee Company.

    After Big Flower communicated to Thomas H. Lee Company that its board of directors had determined to pursue Thomas H. Lee Company's proposed transaction with Big Flower, Thomas H. Lee Company contacted Evercore Capital Partners, at the suggestion of Mr. Ammon, to offer Evercore Capital Partners an interest in the proposed transaction. Mr. Ammon made this suggestion because while he had been concerned with the high degree of leverage that would result from Evercore Capital Partners' indication of interest, he believed that Evercore Capital Partners could provide Big Flower with useful strategic advice and assist Big Flower in identifying business opportunities in the future.

    Negotiations followed between Thomas H. Lee Company and Evercore Capital Partners in which Evercore Capital Partners requested a larger percentage of the equity investment than was ultimately agreed upon and Thomas H. Lee Company offered Evercore Capital Partners a smaller percentage of the equity investment than was ultimately agreed upon. The parties ultimately negotiated an agreement whereby Evercore Capital Partners would have the right to invest up to $65 million in Big Flower.

    Big Flower's financial advisors and representatives of Thomas H. Lee Company continued detailed discussions concerning the terms of the PIK preferred stock and warrants. A draft merger agreement was delivered to representatives of Big Flower on June 19. Respective counsel for Big Flower and Thomas H. Lee Company discussed issues arising out of the draft on June 20 and daily thereafter until the agreement was finalized. The contract negotiations focused primarily on the following issues:

    - the circumstances in which Big Flower could provide information to and negotiate with third parties,

    - whether Big Flower would be permitted to terminate the merger agreement to accept a superior proposal from a third party,

    - the circumstances under which the Thomas H. Lee Company acquisition entity would be permitted not to close the merger,

    - the scope of the representations and warranties of Big Flower and the Thomas H. Lee Company entity,

    - the circumstances in which the Thomas H. Lee Company entity would be entitled to reimbursement of expenses and the cap on such reimbursement, and

    - the date when the parties could terminate the merger agreement if no merger has occurred prior to such date.

    During the course of these negotiations, Thomas H. Lee Company advised Big Flower that Evercore Capital Partners would participate with the Thomas H. Lee Company entity in the recapitalization transaction. The inclusion, however, of Evercore Capital Partners did not affect the structure or terms of the Thomas H. Lee Company proposal, and therefore did not affect Big Flower's analysis of the proposal. Big Flower's financial advisors continued to have daily discussions with Thomas H. Lee Company regarding the financial terms of the merger, including the terms of the PIK preferred stock and attached warrants and the financing commitments with respect to the proposal. These discussions included whether the warrants would be exercisable for 5% of the equity before or after giving effect to the exercise of the warrants and Big Flower's efforts to reduce the number of financing contingencies in the financing commitment with respect to the proposal.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met on June 24 at which time it received an update on the status of negotiations. Big Flower's legal advisors summarized the following key terms of the merger agreement:

    - scope of the representations and warranties of Big Flower and BFH Merger Corp.,

    - the ability of Big Flower to enter into transactions with other parties, including transactions for the sale of 15% or more of Big Flower's assets or securities or a merger with a party other than BFH Merger Corp.,

    - conditions to consummation of the transaction with BFH Merger Corp.,

    - the ability of Big Flower or BFH Merger Corp. to terminate the agreement, including the ability of either of them to terminate the agreement if the merger is not completed by the later of October 31, 1999 and the date determined by adding to October 31, 1999 the number of days after September 1, 1999 that this proxy statement is mailed to Big Flower stockholders, but in no event later than December 31, 1999, and

    - fees and expenses payable by Big Flower to BFH Merger Corp. upon termination of the agreement in some circumstances.

    Representatives of Goldman Sachs and Berenson Minella also described in detail the board presentation materials prepared by them and distributed to the board prior to the meeting, focusing on the financial terms of the Thomas H. Lee Company proposal, including the PIK preferred stock and warrant, and Big Flower's alternative as a stand-alone entity. Following their presentation, Berenson Minella and Goldman Sachs informed the board of directors that their respective firms were prepared to deliver oral opinions, which were subsequently confirmed on June 29 in writing, to the effect that, assuming the negotiation and execution of a definitive merger agreement, that the merger consideration to be received by stockholders, other than the members of management retaining shares of Big Flower common stock in the merger, as to whom they did not deliver an opinion, was fair to those stockholders from a financial point of view.

    After the June 24 board of directors meeting, Big Flower's legal advisors continued to negotiate the merger agreement with counsel to Thomas H. Lee Company. At the same time, Big Flower's financial advisors continued discussions with Thomas H. Lee Company regarding the financial terms of the merger, including discussions to clarify the terms of the PIK preferred stock and attached warrants, and the terms of the financing commitments with respect to the proposed merger.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met on June 27 at which time it received an update on the status of negotiations. Big Flower's legal advisors reported that most of the issues had been resolved, but that there were still some issues with respect to closing conditions, conditions under which expenses would be payable and a small number of relatively minor issues. The board of directors directed its legal advisors to continue negotiations with Thomas H. Lee Company.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met on June 29 at which time it unanimously approved the original merger agreement and the transactions contemplated in the original merger agreement. On June 29, 1999 the original merger agreement was signed and publicly announced.

    Following announcement of the original merger, several stockholders, including Big Flower's largest stockholder, expressed disappointment with the terms of the original merger agreement, on the grounds that the overall merger consideration should have been greater and that the preferred stock with warrants was unattractive to them. In addition, the trading price of Big Flower's stock remained well below the nominal $35.25 price per share which was being offered to stockholders in the original merger agreement. In early August, at the request of Mr. Diamandis, representatives of Big Flower contacted Thomas
H. Lee Company and asked that Thomas H. Lee Company consider revising the terms of the merger to provide $35.25 in cash. Representatives of Thomas H. Lee Company indicated that they were not willing to do so at that time but might be open to considering an all cash proposal at a later time.

    After signing the original merger agreement, Mr. Ammon continued to work regularly with Thomas H. Lee Company and Evercore Capital Partners on planning arrangements for participation of management of Big Flower and its operating subsidiaries in the post recapitalization company, including the use of a rabbi trust, the possibility of modifying the transaction terms to all cash and the amount of cash and the financing arrangements for the recapitalization, including the possibility of tendering for the high yield bonds of Big Flower's subsidiary, Big Flower Press Holdings, Inc. and separately purchasing Columbine JDS Systems and the Internet investments. Messrs. Reilly and Ritchie were not involved in these matters.

    Thereafter, Thoms H. Lee Company and Evercore Capital Partners, in consultation with Mr. Ammon, decided to reconsider and make an all cash bid. During the week of September 6, 1999, representatives of Thomas H. Lee Company indicated to representatives of Big Flower that Thomas H. Lee Company and Evercore Capital Partners were working on developing an all cash proposal but that it would be at a level below $35.25 per share. The Thomas H. Lee Company representatives indicated that they would attempt to have a proposal for consideration by the Big Flower board of directors at the time of its regularly scheduled meeting on September 14, 1999. The Thomas H. Lee Company representatives also indicated that they were attempting to obtain financing commitments for a $34.00 cash offer.

    On September 13, 1999, representatives of Thomas H. Lee Company indicated to representatives of Big Flower that negotiations for obtaining financing commitments for a $34.00 cash deal were continuing, but that they were having difficulty obtaining the necessary commitments on terms acceptable to Thomas H. Lee Company and Evercore Capital Partners. In particular, the Thomas H. Lee Company representatives indicated that their financing sources were seeking to re-benchmark the lending terms agreed upon in June 1999 to reflect the market conditions existing in September 1999, which were less favorable to borrowers in the high yield and bank markets.

    On September 14, 1999, the Big Flower board of directors held a regularly scheduled meeting at which management, including Messrs. Ammon, Reilly and Ritchie, reported on financial results through the end of July 1999 and expectations for the third quarter and the year. The expected results were somewhat weaker, both in terms of earnings and EBITDA, than had been expected at the time the original merger agreement was entered into because of slower than expected integration of recent marketing acquisitions, accompanied by weakness in the direct mail sector arising from business with consumer products and publishing companies. On September 14, 1999, management estimated that third quarter earnings per share would be $0.58 per share, compared with $0.69 per share reflected in consensus securities analyst estimates, and that full year earnings per share would be approximately $2.07 per share compared with the approximately $2.14 estimated at the time of the original merger agreement. Management also estimated that full year 1999 EBITDA would be approximately
$264 million as compared to the approximately $267 million estimated at the time of the original merger agreement.

    Following the completion of regular board business, Messrs. Ammon and Reilly left the meeting, and the board of directors received a report on the status of communications from Thomas H. Lee Company. The board of directors also received a presentation from Goldman Sachs analyzing a potential $34.00 cash offer and discussed it with Goldman Sachs and Berenson Minella. Goldman Sachs summarized the recent trading price of Big Flower and comparable companies and re-presented its comparable transaction analysis from June 24. The board of directors discussed the advisability of amending the original merger agreement to provide for an all cash consideration but did not make any decision with respect to such a transaction because Thomas H. Lee Company had not yet submitted any proposal. In the discussion, the board of directors noted that:

    - holders of Big Flower common stock had expressed a desire for an all cash transaction,

    - Big Flower common stock had been trading below $30.00 a share, and the theoretical value, based on the return required by investors for a security issued by a company having Big Flower's anticipated post recapitalization credit rating, and without regard to the impact of supply and demand in the market for this particular security), of the preferred stock and warrants had declined as a result of an overall decline in the market for high yield securities which was causing investors in that market to require higher yields that would, because the dividend rate on the preferred stock was fixed, be expected to result in lower trading prices for the preferred stock and warrants, and

    - Big Flower's financial results had deteriorated.

    The Board of Directors did not discuss at this time the effect of the deterioration in financial results on the value of the warrants attached to the preferred stock. After the meeting on September 14, 1999, Big Flower informed Thomas H. Lee Company about the revised projections, and Thomas H. Lee Company indicated that it was continuing to seek financing for an all cash proposal.

    On September 17, 1999, the board of directors, other than Messrs. Ammon and Reilly who recused themselves, held a telephonic meeting and were advised that Thomas H. Lee Company had thus far been unable to obtain financing for a $34.00 cash proposal. The board of directors was also advised that Big Flower management had determined that results of the direct mail business were going to be even weaker than expected on September 14, 1999. The change from the results reported on September 14 had occurred because, in accordance with its usual practice, Webcraft's August results and forecast for the following three months were prepared after September 14. Webcraft's management informed Messrs. Reilly and Ritchie of the August results and three month forecast and they in turn had the change reported to the board of directors on September 17 and advised that work was being done to revise the earnings and EBITDA projections. Thereafter, Webcraft's and Big Flower's management, including Messrs. Reilly and Ritchie, lowered Webcraft's estimated full year 1999 EBITDA by approximately $8.5 million, resulting in a decline in Big Flower's estimated full year 1999 EBITDA to approximately
$256.5 million.

    Thomas H. Lee Company was advised of this additional shortfall on September 20, 1999. At that time, representatives of Thomas H. Lee Company indicated that while they would continue working on a proposal for an all cash transaction, given Big Flower's recent performance, the proposal likely would be at a level below $34.00 per share.

    During the weeks of September 20 and 27, 1999, representatives of Thomas H. Lee Company communicated that they were working to be in a position to present a proposal for a revised transaction. They also indicated their view that the high yield debt markets and Big Flower's financial performance and prospects could give the financial institutions that provided commitments in connection with the original merger agreement a basis for seeking not to provide funding. The board of directors, other than Messrs. Ammon and Reilly who recused themselves, held a telephonic meeting on September 29, 1999 and received reports from Big Flower's financial and legal advisors on the status of discussions with Thomas H. Lee Company.

    On September 30, 1999, representatives of Thomas H. Lee Company advised Big Flower's financial and legal advisors that Thomas H. Lee Company's proposal for a revised transaction was $28.00 in cash plus $4.00 in PIK preferred stock WITHOUT warrants attached. The representatives of Big Flower advised the Thomas
H. Lee Company representatives against taking that proposal to the board of directors to consider. Later that day, the Thomas H. Lee Company representatives indicated that they were considering making a proposal of $29.00 in cash plus $3.00 in PIK preferred stock without warrants attached. The Big Flower representatives agreed to take this proposal to the board of directors for consideration. The Big Flower representatives approached Mr. Diamandis, who declined to convene a board meeting to consider such a proposal, rejecting it outright.

    On October 1, 1999, representatives of Thomas H. Lee Company indicated that they were prepared to propose a $30.00 all cash transaction and this was the best proposal they were able to make under the circumstances. The board of directors, other than Messrs. Ammon and Reilly who recused themselves, held telephonic meetings on October 1, 1999 and October 2, 1999. At the October 1, 1999 meeting, the board of directors rejected this proposal. On October 2, 1999, after receipt of a financial presentation from Goldman Sachs presenting information of the type presented on September 14, the board discussed amongst itself and with Goldman Sachs and Berenson Minella possible proposals from Thomas H. Lee Company and based on a number of factors--including the enhanced certainty of completing a revised transaction, particularly if re-benchmarking of closing conditions could be obtained, the possible decrease in the trading price of Big Flower common stock if a merger was not completed, and uncertainty of any alternative transaction--believed it could support a transaction in the $31.00 to $32.00 range. On October 2, 1999, representatives of Big Flower notified Thomas H. Lee Company of the board's rejection of the $30.00 proposal and the board's determination that a higher offer may be acceptable if coupled with an increased certainty of the merger occurring and enhanced speed of closing. Representatives of Thomas H. Lee Company indicated that they wished to have their financing sources update their due diligence on Big Flower and to seek to submit an improved proposal.

    On October 4, 1999, representatives of Thomas H. Lee Company, Evercore Capital Partners, their financing sources, Goldman Sachs and Berenson Minella met with representatives of Big Flower and received detailed updates on the financial results and operations of Big Flower and its subsidiaries. These updates focused on management's full year 1999 EBITDA estimate based upon each of Big Flower's main operating units.

    On October 5, 1999, representatives of Thomas H. Lee Company indicated they were seeking financing for a $31.00 cash transaction. On October 6, 1999, representatives of Big Flower, in consultation with the independent directors, stated that the board of directors would not support a $31.00 cash transaction that conditioned completion of the merger on the absence of adverse market conditions. On October 7, 1999, representatives of Thomas H. Lee Company indicated that they could agree to a $31.50 cash transaction and believed they could obtain financing for a transaction at that level. The transaction contemplated by the amended and restated merger agreement involves a ratio of total debt at the projected time of the merger to Big Flower's projected EBITDA for the last twelve months ending at the time of the merger of approximately 5.7x.

    On October 7, 1999, the board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met by telephone and received a description of the proposed terms of a $31.50 all cash transaction. In response to Big Flower's statement that it would not agree to condition completion of the merger on the absence of adverse market conditions, Thomas H. Lee Company proposed to benchmark this condition and the condition relating to the financial position of Big Flower to the date of the signing of the revised merger agreement. Thomas H. Lee Company also proposed to purchase Columbine JDS Systems and the Internet investments separately but at or around the effective time of the merger. After receipt of a financial presentation from Berenson Minella and after referring to the financial presentation previously received from Goldman Sachs on October 4, the board of directors authorized the negotiation and execution of a revised merger agreement on the terms described to them. In doing so, the board directed that the proposed purchase of Columbine JDS Systems and the Internet investments should be subject to the board's receipt, prior to the purchase, of fairness opinions from a reputable investment bank. The Big Flower board did not require these fairness opinions as a condition to execute the revised merger agreement because the possibility existed that the terms could change and it believed that conditioning its obligation to sell Columbine JDS Systems and the Internet investments upon the receipt of fairness opinions was adequate. The board also reiterated the importance of the proposed re-benchmarking of the conditions relating to market conditions and the financial condition of the Company to a current time period.

    On October 11, 1999 the amended and restated merger agreement was signed and publicly announced.

ADDITIONAL INFORMATION REGARDING BIG FLOWER'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BIG FLOWER BOARD OF DIRECTORS

    In reaching its decision to declare advisable and fair to unaffiliated stockholders and approve the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement and to recommend that Big Flower stockholders vote for the adoption of the amended and restated merger agreement, the board of directors of Big Flower took into account the amount of consideration to be paid to Big Flower stockholders. The Big Flower board considered that Big Flower stock had, during the period shortly before its April 20, 1999 announcement to explore strategic alternatives, traded at prices in excess of $31.50, that the stock had historically traded over a fairly wide range of prices, including prices substantially lower than $31.50, and that trading prices of comparable public companies had declined substantially since April 20, 1999. The management projections of future performance that the Big Flower board of directors used in analyzing whether or not to remain independent were prepared in the ordinary course of Big Flower's business for internal purposes and were reviewed and approved by Messrs. Reilly and Ritchie.

    As disclosed in the proxy statement, one of the factors considered by the Big Flower board of directors in connection with its determination to approve and recommend the amended and restated merger agreement was the opinions of Big Flower's financial advisors, Goldman Sachs and Berenson Minella, to the effect that the merger consideration is fair, from a financial point of view, to holders of Big Flower common stock, other than members of management who are retaining shares of Big Flower common stock in the merger, together with the financial and comparative analyses and presentations of Goldman Sachs and Berenson Minella with respect to the merger and the consideration offered to stockholders. These opinions, presentations and analyses are summarized in the proxy statement at pages 31 to 46. In considering the analyses and presentations of Goldman Sachs and Berenson Minella, the Big Flower board of directors took into account, among other thing, that many of the analyses resulted in large valuation ranges, that the $31.50 proposed to be paid in the merger is at the low end of, and in one case below, the valuation ranges resulting from the analyses, and that many of the analyses are based upon Big Flower management projections, which are highly uncertain in years after 1999 because, in addition to the uncertainties inherent in predicting future financial results, those projections are significantly affected by the results of Big Flower's acquisition strategy.

    As noted in the proxy statement, one of the factors considered by the Big Flower Board of Directors in connection with the merger was the prior consideration of possible spin-off transactions. In this regard, Berenson Minella previously had calculated, based on operating assumptions provided by Big Flower, that if Treasure Chest Advertising was spun off, its estimated trading price would be between $0.48 and $3.55 and the trading price of Big Flower's remaining operating businesses would be between $20.89 and $24.74 and the trading price, assuming a 20% discount to their current after tax value, of XL Ventures would be between $2.12 and $2.65 for a total value ranging from $23.48 to $30.93.

ADDITIONAL INFORMATION REGARDING THE FEES AND EXPENSES OF THE MERGER

    As is discussed on pages 61 and 71 of the proxy statement, in connection with the merger, Thomas H. Lee Company and its affiliates are expected to receive from Big Flower a one-time transaction fee of $20 million in the aggregate and Evercore Capital Partners and its affiliates are expected to receive from Big Flower a one-time transaction fee of $4.3 million in the aggregate. These fees are not payable to either Thomas H. Lee Company and its affiliates or Evercore Capital Partners and its affiliates if the merger does not occur. However, as is discussed on pages 88 and 89 of the proxy statement, the merger agreement provides that Big Flower must pay up to $10 million of the out-of-pocket expenses of Thomas H. Lee Company, Evercore Capital Partners and BFH Merger Corp., or a termination fee of $30 million, less out-of-pocket expenses already paid up to $10 million, following termination of the merger agreement in certain circumstances.

ADDITIONAL INFORMATION REGARDING THE OPINIONS OF BIG FLOWER'S FINANCIAL ADVISORS

    GOLDMAN, SACHS & CO.

    As disclosed in the proxy statement, Goldman Sachs analyzed the effect of the decrease in projected 1999 EBITDA on Big Flower's equity value per share by multiplying the amount of the decrease times a multiple equal to the equity value of Big Flower at $35.25 per share divided by the 1999 EBITDA projected as of June 29, 1999. Although Goldman Sachs did not present to the Big Flower board of directors a discounted cash flow analysis, Goldman Sachs advised the board that a discounted cash flow analysis produced a similar result as the EBITDA multiple valuation analysis. The discounted cash flow analysis indicated that Big Flower's equity value had declined $3 to $4 per share. In reaching its fairness determination, Goldman Sachs, among other things, took into account the value of Big Flower's Internet investments. The value of the public Internet investments was based upon their respective trading prices as of October 2, 1999. The value of the private Internet investments was based upon their historical cost.

    As disclosed in the proxy statement, in connection with its October 11, 1999 fairness opinion, Goldman Sachs did not update all of the analyses contained in its June 29, 1999 presentation. For example, the Selected Companies Analysis included in the June 29, 1999 presentation should be understood to be "as of" such date so that updating data such as LTM EBITDA would not be meaningful. Similarly, Goldman Sachs considered stock price expressed as a multiple of price to earnings to be the most appropriate measure to indicate the effect of changes in market conditions upon the valuation of the selected companies. As noted above, Goldman Sachs did not consider it necessary to update all of the analyses contained in the June 29, 1999 presentation.

    BERENSON, MINELLA & COMPANY

    In addition to the report to the Big Flower board that is summarized on pages 39 to 46 of the proxy statement, Berenson Minella also delivered a report to the Big Flower board on June 29, 1999 with respect to the original merger agreement. On June 24, 1999, at the board of directors meeting held to evaluate the merger, Berenson Minella presented to the board of directors the financial analyses performed by Berenson Minella in connection with the preparation of its opinion. Berenson Minella informed the Big Flower board of directors that Berenson Minella was prepared to deliver an oral opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Big Flower common stock other than the members of management retaining shares of Big Flower common stock in the merger, as to whom Berenson Minella did not deliver an opinion, assuming the negotiation and execution of a definitive merger agreement. On June 29, 1999, Berenson Minella delivered a written opinion to the Big Flower board of directors that, as of that date, the merger consideration to be received by the holders of Big Flower common stock, other than the members of management retaining shares of Big Flower common stock in the merger, as to whom Berenson Minella did not deliver an opinion, was fair, from a financial point of view.

    In arriving at its June 29, 1999 opinion, Berenson Minella, among other things:

    -- reviewed the latest draft of the original merger agreement dated
       June 27, 1999,

    -- reviewed, and discussed with members of management of Big Flower, certain business and financial information relating to Big Flower that Berenson Minella deemed relevant, including Big Flower's recent public filings and financial statements,

    -- reviewed, and discussed with members of management of Big Flower, certain information, including budgets and financial forecasts relating to the businesses, earnings, cash flows, assets, liabilities and prospects of Big Flower,

    -- reviewed the historical stock prices and trading volumes of Big Flower's common stock,

    -- reviewed certain information and documentation regarding the terms of the PIK preferred stock and reviewed certain valuation methodologies relating to the PIK preferred stock,

    -- reviewed certain publicly available information regarding publicly traded companies that Berenson Minella deemed reasonably comparable to Big Flower,

    -- reviewed certain publicly available information regarding comparable merger and acquisition transactions that Berenson Minella deemed relevant, including, without limitation, premiums paid in such transactions,

    -- performed discounted cash flow analyses based on the financial forecasts for Big Flower, as applicable,

    -- participated in certain discussions among management of Big Flower, Thomas H. Lee Company and their financial advisors regarding Big Flower and the merger,

    -- reviewed the potential pro forma impact of the merger, and

    -- reviewed such other information, performed such other analyses and took into account such other factors as Berenson Minella deemed relevant.

    In its review and analysis and in formulating its opinion, Berenson Minella assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Big Flower or obtained by Berenson Minella from other sources, and upon the assurance of Big Flower's management that they were not aware of any information or facts that would make the information provided to Berenson Minella by Big Flower incomplete or misleading. Berenson Minella did not attempt to verify independently any of the information supplied or otherwise made available to Berenson Minella by Big Flower or obtained by Berenson Minella from other sources. Berenson Minella did not undertake an independent valuation or appraisal of assets or liabilities, contingent or otherwise, of Big Flower, nor was Berenson Minella furnished with any such valuations or appraisals of assets or liabilities, contingent or otherwise, of Big Flower. Berenson Minella did not assume any obligation to, and accordingly did not, conduct any physical inspection of the properties or facilities of Big Flower. Berenson Minella assumed, without independent verification, the accuracy of all representations and statements made by officers and management of Big Flower. With respect to the financial forecasts for Big Flower, Berenson Minella was advised by Big Flower and assumed, without independent investigation, that they had been reasonably prepared and reflected management's most currently available estimates and judgments as to the expected future financial performance of Big Flower. Berenson Minella noted that its opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Berenson Minella on the date of its written opinion. Additionally, Berenson Minella noted that Big Flower announced publicly, by a press release dated April 20, 1999, that it was exploring certain strategic alternatives and a substantial number of financial and strategic buyers were either contacted by, or contacted, Big Flower and its financial advisors and studied a potential acquisition of Big Flower. Although Berenson Minella evaluated the merger consideration from a financial point of view, it was not asked to and did not recommend the specific type of consideration payable in the merger, which was determined through negotiations between Big Flower and Thomas H. Lee Company.

    In preparing its opinion, Berenson Minella performed a variety of financial and comparative analyses, including those described below. The summary of these analyses does not purport to be a complete description of the analyses underlying Berenson Minella's opinion. The preparation of a fairness opinion is a complete analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Berenson Minella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Berenson Minella believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying such analyses and opinion. In its analyses, Berenson Minella made numerous assumptions with respect to Big Flower, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Big Flower's control. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Berenson Minella's opinion and analyses were only one of various factors considered by the Big Flower board of directors in its evaluation of the merger and should not be viewed as determinative of the view of the board of directors of Big Flower with respect to the merger consideration to be received by the holders of common stock of Big Flower, other than the members of management retaining shares of Big Flower common stock in the merger, as to whom Berenson Minella did not deliver an opinion, or the merger.

    The following is a summary of the material analyses performed by Berenson Minella in connection with its June 29 opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary, in order to fully understand the financial analyses. The tables do not constitute a complete description of the financial analyses.

    STOCK TRADING HISTORY. Berenson Minella reviewed Big Flower's market statistics, including Big Flower's price to earnings (PE) multiple as of June 22, 1999, and Big Flower's earnings per share (EPS) for the last twelve months (LTM). Berenson Minella also reviewed Big Flower's total enterprise value, and calculated multiples of LTM 1999 and 2000 revenues, operating income: earnings before interest and taxes (EBIT) and EBITDA based on the enterprise value.

    Berenson Minella reviewed the stock trading history of Big Flower, including:

    -- the price per share of Big Flower common stock at Big Flower's initial public offering in 1995,

    -- the 52-week high and low prices per share of Big Flower common stock as of June 29, 1999,

    -- the trading volumes of Big Flower common stock over the six-month period preceding June 29, 1999,

    -- the daily prices per share of Big Flower common stock for the period
       December 29, 1998 through June 29, 1999,

    -- the weekly prices per share of Big Flower common stock for the period
       July 1, 1998 through June 29, 1999, and

    -- the price per share of Big Flower common stock immediately preceding the announcement, on April 20, 1999, that Big Flower was authorized by its board of directors to explore strategic alternatives.

    In addition, Berenson Minella reviewed Big Flower's investments in both public and private Internet-related entities. Given the movement of Big Flower's stock price following the March 22, 1999 Credit Suisse First Boston research report, which highlighted the value of Big Flower's Internet investments, as well as the significant volatility in the stock price of these Internet securities, in reviewing the 1999 stock price performance of the Big Flower common stock, Berenson Minella considered the estimated value of the Internet investments per share of Big Flower common stock, assuming the Internet investments could be liquidated at the prevailing market prices. In estimating this per share value, Berenson Minella calculated the after-tax market value of the Internet investments. The net value was based on the daily closing prices for public investments and Big Flower's cost basis for private investments less estimated capital gains tax due upon the sale of such securities, less any sharing interests in profits held by some employees of Big Flower. The after-tax market value of the Internet investments as of June 22, 1999 was approximately $82.5 million, or approximately $3.24 per share, and has been treated like cash and marketable securities in calculating the valuation per fully diluted share of Big Flower common stock in each of Berenson Minella's valuation analyses. As is disclosed in the proxy statement, the value of the Internet investments as of October 7, 1999 was approximately $109.1 million, or approximately $4.32 per share.

    COMPARISON WITH SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Berenson Minella reviewed and compared certain financial data of each of nine printing companies deemed similar to Big Flower, based upon financial information publicly available and stock prices as of June 22, 1999. The companies compared were Banta Corp., Cadmus Communications Corp., Consolidated Graphics, Inc., Cunningham Graphics International Inc., RR Donnelly & Sons Company,
Mail-Well Inc., Master Graphics Inc., Quebecor Printing Inc. and World Color Press, Inc. For each comparable printing company, Berenson Minella calculated:

    -- the equity value,

    -- the PE multiples for the LTM, estimated for 1999 and estimated for 2000,

    -- the enterprise value,

    -- the ratio of the enterprise value to EBITDA for the LTM, estimated for 1999 and estimated for 2000, and

    -- the ratio of the enterprise value to the LTM revenues.

    The following table presents Berenson Minella's observations with regard to the calculations it performed for the printing companies that Berenson Minella deemed similar to Big Flower.

                               PRINTING COMPANIES

                                                                      RANGE             MEDIAN      MEAN
                                                              ----------------------   --------   --------
PE MULTIPLE
LTM.........................................................       9.0x - 19.0x         14.7x      14.7x
1999 Estimated..............................................       8.3x - 16.9x         12.6x      12.6x
2000 Estimated..............................................       6.2x - 15.1x         11.0x      10.7x

                                                                      RANGE             MEDIAN      MEAN
                                                              ----------------------   --------   --------
RATIO OF ENTERPRISE VALUE TO:
LTM EBITDA..................................................       4.7x - 10.3x          7.1x       7.4x
1999 Estimated EBITDA.......................................       4.0x - 7.3x           6.2x       6.1x
2000 Estimated EBITDA.......................................       3.6x - 6.5x           5.4x       5.3x
LTM Revenues................................................      0.58x - 1.90x         1.02x      1.07x

    Of the larger printing companies that Berenson Minella deemed most similar to Big Flower, Berenson Minella reviewed the median and mean:

- PE multiples for the LTM, estimated for 1999 and estimated for 2000,

- ratio of the enterprise value to EBITDA for the LTM, estimated for 1999 and estimated for 2000, and

- ratio of the enterprise value to the LTM revenues.

    Excluded from this review were Consolidated Graphics, Inc., Cunningham Graphics International Inc. and Master Graphics Inc., all of which were viewed as regional consolidators of independent sheet fed printers and not directly comparable to Big Flower.

    The following table presents Berenson Minella's observations with regard to the calculations it performed for the larger printing companies.

                           LARGER PRINTING COMPANIES

                                                                      RANGE             MEDIAN      MEAN
                                                              ----------------------   --------   --------
PE MULTIPLE
LTM.........................................................       9.0x - 18.8x         14.7x      14.5x
1999 Estimated..............................................       8.3x - 16.9x         12.6x      12.8x
2000 Estimated..............................................       7.6x - 15.1x         11.0x      11.3x

                                                                      RANGE             MEDIAN      MEAN
                                                              ----------------------   --------   --------
RATIO OF ENTERPRISE VALUE TO:
LTM EBITDA..................................................       4.7x - 7.4x           6.7x       6.4x
1999 Estimated EBITDA.......................................       4.0x - 7.0x           6.0x       5.7x
2000 Estimated EBITDA.......................................       3.6x - 6.5x           5.4x       5.3x
LTM Revenues................................................      0.58x - 1.19x         0.88x      0.88x

    Berenson Minella calculated the implied valuation per fully diluted share of Big Flower common stock by applying the larger printing companies' median and mean multiples to Big Flower's LTM EBITDA, 1999 estimated EBITDA, 2000 estimated EBITDA, LTM EPS, 1999 estimated EPS and 2000 estimated EPS and observed that the range of valuations per fully diluted share of Big Flower common stock was $27.25 to $33.50, including the value of Big Flower's Internet investments.

    COMPARISON WITH SELECTED COMPARABLE MERGER AND ACQUISITION
TRANSACTIONS. Berenson Minella reviewed certain recent business combinations involving North American companies engaged in businesses deemed relatively comparable to those of Big Flower and reviewed selected financial data and valuation parameters, to the extent publicly available, including total enterprise value as a multiple of LTM sales, EBITDA and EBIT, and equity market value as a multiple of LTM net income and book value.

    The merger and acquisition transactions that Berenson Minella compared were:

- UP/Graphics, Inc. / World Color Press, Inc.

- Infiniti Graphics, Inc. / World Color Press, Inc.

- Katz Digital Technologies, Inc. / Photobition Group plc

- Quebecor Printing Inc.'s Check & Card Division / MDC Communications
  Corporation

- Port City Press, Inc. / Mack Printing Company

- Anderson Lithograph Company / Mail-Well Inc.

- Devon Group, Inc. / Applied Graphics Technologies, Inc.

- Artistic Greetings, Inc. / MDC Communications Company

- Acme Printing Company / World Color Press, Inc.

- Century Graphics Corporation / World Color Press, Inc.

- Uarco Incorporated / The Standard Register Company

- Graphic Industries Inc. / Wallace Computer Services Inc.

- Judd's, Incorporated / Perry Graphic Communications, Inc.

- Brown Printing-Franklin Division / Quebecor Printing Inc.

- Riverside County Publishing Company / Big Flower Holdings, Inc.

- Johnson & Hardin / World Color Press, Inc.

    Given the lack of precedent transactions involving companies with a comparable mix of businesses to Big Flower and similar transaction value to the merger, Berenson Minella analyzed transaction multiples for a broad group of mergers and acquisitions in the North American printing and related industries completed over the last three years.

    The following table presents Berenson Minella's observations with regard to recent merger and acquisition transactions involving North American companies engaged in businesses that Berenson Minella deemed relatively comparable to those of Big Flower.

             COMPARABLE NORTH AMERICAN COMPANIES INVOLVED IN RECENT
                      MERGER AND ACQUISITION TRANSACTIONS

                                                                      RANGE
                                                              ----------------------
TOTAL ENTERPRISE VALUE AS A MULTIPLE OF:
LTM Sales...................................................             0.4x - 1.6x
EBITDA......................................................            5.5x - 11.6x
EBIT........................................................            6.7x - 17.6x

                                                                      RANGE
                                                              ----------------------
EQUITY MARKET VALUES AS A MULTIPLE OF:
LTM Net Income..............................................            9.8x - 57.5x
Book Value..................................................            1.7x - 12.9x

    Based upon its review of companies involved in comparable merger and acquisition transactions, Berenson Minella calculated the implied valuation per fully diluted share of Big Flower common stock using Big Flower's LTM revenues, LTM EBITDA and LTM EBIT and concluded that the implied valuation per fully diluted share of Big Flower common stock was $32.00 to $39.25, including the value of Big Flower's Internet investments, but noted that many of these precedent transactions involved competitors being acquired by larger strategic buyers who could recognize significant synergies or cost savings or eliminate duplicative operations and that no strategic buyer submitted any offer to acquire Big Flower or any indication of interest in making such an offer. Berenson Minella observed that, in the absence of interest from strategic buyers able to recognize significant synergies or cost savings, it is typically more difficult to achieve premium valuation multiples in a sale transaction. Berenson Minella did not make any conclusions as to whether the valuation amounts it computed should be adjusted based on this observation.

    DISCOUNTED CASH FLOW ANALYSIS. Berenson Minella utilized a discounted cash flow analysis to calculate the implied equity values per fully diluted share of Big Flower common stock based upon the discounted net present value, utilizing discount rates ranging from 10% to 14%, of the sum of management's projections of after-tax unlevered free cash flows of Big Flower for the period from March 1999 through 2004 and of the terminal value of Big Flower at 2004 by applying multiples ranging from 6.0x to 7.0x to Big Flower's projected EBITDA in 2004. In performing its discounted cash flow analysis, Berenson Minella used discount rates based upon Big Flower's estimated weighted average cost of capital and EBITDA multiples based on Big Flower's historical valuation range. Based on its analysis, Berenson Minella calculated that the implied value per fully diluted share of Big Flower common stock ranged from a low of $30.92 to a high of $50.86, including the value of Big Flower's Internet investments.

    PREMIUMS PAID ANALYSIS. In performing its premium paid analysis, Berenson Minella screened 74 transactions analyzed based on the following criteria:

- the transactions were announced after January 1, 1997 and closed after January 1, 1997,

- only completed or unconditional transactions were analyzed, and

- the value of each transaction analyzed was between $1.5 billion and $2.5 billion.

    Berenson Minella compared the premiums paid relative to the acquired companies' stock values one day prior to announcement of the transaction, five days prior to announcement of the transaction and 30 days prior to announcement of the transaction, and observed the following:

                        PREMIUMS PAID SINCE JANUARY 1997

                                                              RANGE                 MEDIAN
                                                 -------------------------------   --------
1 Day Prior to Announcement....................         16.11% - 100.85%           19.2%
1 Week Prior to Announcement...................         11.49% - 154.07%           23.7%
1 Month Prior to Announcement..................         -27.35% - 163.14%          39.5%

    Based upon its review of comparable premiums, Berenson Minella calculated the implied valuation per fully diluted share of Big Flower common stock using Big Flower's closing price one day, one week and one month before the date of the public announcement on April 20 and concluded that the implied valuation per fully diluted Big Flower common stock was $32.50 to $41.75, including the value of Big Flower's Internet investments.

    Berenson Minella was not asked, and did not undertake, to value separately the PIK preferred stock and the warrants apart from the overall merger consideration. As part of its analysis, however, Berenson Minella calculated a range of implied theoretical values for the PIK preferred stock and warrants to be received in exchange for one share of Big Flower common stock. In performing its analysis, Berenson Minella calculated the projected future value of the PIK preferred stock and the warrants in the year 2004 based on Big Flower management's projections and the proposed capital structure following the merger. Berenson Minella calculated the projected future value using EBITDA multiples ranging from 6.0x to 8.0x and discounted the implied future values using discount rates from 14.0% to 20.0%, resulting in a range of implied present values for the PIK preferred stock and warrants per share of Big Flower common stock of $4.42 to $6.55. Alternatively, Berenson Minella calculated the value of the non-cash merger consideration based on the implied present value of the PIK preferred stock based on the projected future value in years 2004 through maturity in year 2012 and discount rates from 14.0% to 20.0% plus the implied value of the warrants based on the $35.25 purchase price per common share by the new equity investors, resulting in a range of implied values for the PIK preferred stock and warrants per share of Big Flower stock of $2.50 to $5.23.

    In connection with its October 7, 1999 report, Berenson Minella did not perform a premiums paid analysis as it had in June 1999. It was Berenson Minella's view that the price of Big Flower common stock had reflected the market expectation of a transaction since the April 20, 1999 announcement that Big Flower was considering strategic alternatives and, as such, the premiums paid analysis based on stock prices leading up to the date of the report was not applicable to the determination of fairness from a financial point of view. In addition, given fluctuations in general market conditions and the company's financial performance during the approximately five and one-half months since the April 20 announcement, Berenson Minella believed that the financial analysis of stock prices prior to the April

20 period did not necessarily reflect the company's status quo value per share as of the date of the report.

    In connection with its analysis of how Big Flower might trade as a public company if no transaction were effected, Berenson Minella calculated an implied value per share of Big Flower common stock based upon a range of possible LTM EBITDA multiples ended September 30, 1999. The LTM EBITDA amount was
$248.6 million and the multiples ranged from 5.5x to 7.0x and yielded an implied value per share of $16.27 to $32.27. In connection with this analysis, Berenson Minella noted that R.R. Donnelly was currently trading at approximately 5.87x its LTM EBITDA. As the largest company in the industry for many years, it was Berenson Minella's view that R.R. Donnelly is viewed as an industry bellweather and therefore an important valuation benchmark. The implied price per share of Big Flower common stock at a 5.87x EBITDA multiple was $20.58.

ADDITIONAL INFORMATION REGARDING THE FAIRNESS OF THE MERGER

    The proxy statement describes the belief of Thomas H. Lee Equity Fund IV and Messrs. Ammon, Reilly and Ritchie that the merger agreement was the product of arms length bargaining between Big Flower, on the one hand, and Thomas H. Lee Company and Evercore Capital Partners, on the other. Although each of those parties, and Big Flower, believes that this is a correct characterization of the negotiations, it is also true that the participation of members of Big Flower management with Thomas H. Lee Company and Evercore Capital Partners resulted in a circumstance not customarily found in arms length negotiations and it would be more appropriate to say, as Evercore Capital Partners said, that the merger agreement was the result of active bargaining rather than characterize the negotiations as arms length.

    THOMAS H. LEE COMPANY AND ITS AFFILIATES

    In the discussion on pages 46 to 48 of the proxy statement as to the reasons why Thomas H. Lee Equity Fund IV believes that the merger is fair to Big Flower's unaffiliated stockholders, factor (15) refers to the fact that Thomas
H. Lee Equity Fund IV performed a number of quantitative financial analyses based upon projections developed by Thomas H. Lee Equity Fund IV.

    The financial analyses which were performed were:

    -- a leveraged buyout financial model, which considered possible capital structures in light of projected financial results,

    -- a comparable company analysis, which reviewed the financial and trading ratios of public companies in the same or similar industries to the principal Big Flower operating units,

    -- a premium-paid analysis, which reviewed business combinations, acquisitions and other similar transactions in the industries in which Big Flower operates, and

    -- a sum-of-the-parts financial analysis which considered the financial performance and worth of each principal Big Flower operating unit separately.

    Prior to the signing of the original merger agreement on June 29, 1999, these financial analyses produced the following valuation ranges of Big Flower:

    -- the leveraged buyout financial model, which incorporated comparable company and premium-paid analyses, produced a valuation range of $32-$36 per share, and

    -- the sum-of-the-parts analysis, which also incorporated comparable company and premium-paid analyses, produced a valuation range of $30-$45 per share.

    Subsequent to the signing of the original merger agreement, and as a result of the deterioration in the financial performance of Big Flower and a reduction in the aggregate trading valuation of Big Flower's public Internet investments, Thomas H. Lee Equity Fund IV perfomed a revised analysis of Big Flower. This revised analysis was based solely on its leveraged buyout financial model and produced a valuation range for Big Flower of $28-$32 per share.

    The projections developed by Thomas H. Lee Equity Fund IV were based on projections provided by management, Thomas H. Lee Equity Fund IV's careful review of management's projections as a financial buyer, and Thomas H. Lee Equity Fund IV's due diligence of Big Flower and own assessment of future events. Thomas H. Lee Equity Fund IV's projections, which were primarily of sales and EBITDA, were lower than management's projections disclosed in the section "Certain Estimates of Future Operations and Other Information" on page 57 of the proxy statement by, on average, approximately 5%.

    On page 48 of the proxy statement, factor (18) states that Thomas H. Lee Equity Fund IV reviewed reports prepared by its financing sources in the merger which did not address the fairness of the merger consideration to unaffiliated stockholders of Big Flower and were not material to its decision to proceed with the merger.

    These reports, of which there were three, were prepared by Chase Securities, Inc. Chase Securities is a nationally recognized investment banking division of The Chase Manhattan Bank. Chase Securities was selected as BFH Merger Corp.'s financial advisor based on Chase Securities' experience in transactions of this type and its knowledge of Big Flower and the industry in which Big Flower operates. As provided on page 67 of the proxy statement in the section "Special Factors--Source and Amount of Funds--Debt Financings--High Yield Financing," Chase Securities has also been engaged by BFH Merger Corp. in connection with the high yield notes which may be issued in connection with the transaction. An affiliate of Chase Securities, The Chase Manhattan Bank, is involved in providing the senior bank and the bridge loan financings with respect to the merger.

    During the past two years, Chase Securities has provided from time to time, and currently provides, numerous investment banking services to Big Flower, Thomas H. Lee Equity Fund IV and Evercore Capital Partners and their respective affiliates. The compensation to be received by Chase Securities in connection with any of these relationships varies depending on the nature of the services to be provided. In connection with the merger, Chase Securities is expected to receive for its investment banking services to BFH Merger Corp. compensation in the amount of $4,000,000 if the merger is consummated. This compensation forms part of the fees and expenses of the merger disclosed on page 71 of the proxy statement under the heading "Fees and Expenses of the Merger".

    The first report is dated April 29, 1999 and was provided to Thomas H. Lee Equity Fund IV by Chase Securities in anticipation of BFH Merger Corp.'s engagement of Chase Securities in this transaction. This report was of a preliminary nature and did not result in a valuation of Big Flower, but did provide the following background information:

    -- a general overview and description of Big Flower and its principal operating units, including its current trading statistics and capital structure;

    -- earnings and EBITDA multiples of Big Flower based on illustrative share prices and current debt levels; and

    -- trading and transaction comparisons with entities in similar industries to Big Flower's principal operating units.

    The second report is dated May 12, 1999 and was provided after Chase Securities was engaged as BFH Merger Corp.'s financial advisor in this transaction. This report provided summaries of quantitative financial analyses with respect to Big Flower's primary operating units, including preliminary discounted cash flow analysis and, with respect to both Big Flower and its competitors, historical enterprise value/EBITDA multiple analysis and historical Price/Earnings multiple analysis. Based on these analyses, Chase Securities completed a segment-by-segment valuation analysis, resulting in an aggregate valuation of Big Flower of $33.64-$40.02 per share.

    The third report is dated September 28, 1999 and updated the previous reports in light of certain material developments that could impact the consummation of the merger, including deterioration in Big Flower's overall results of operation, lack of liquidity in the high yield market, changes in Big Flower's Internet/new media investment portfolio and changes in public comparative valuations. As a result of these developments, Chase Securities revised its earlier segment-by-segment valuation analysis, resulting in an aggregate valuation of Big Flower of $28.97-$34.86 per share. In addition, Chase Securities valued Big Flower based on Big Flower's historical trading multiples of EBITDA and earnings per share to assess the unaffected trading level of Big Flower's common stock--that is, the trading level excluding any change as a result of Big Flower's announcement that it was exploring strategic alternatives--and this analysis produced a valuation range of Big Flower of $23.36-$27.17 per share.

    Except with respect to the first report, Chase Securities produced the reports in response to Thomas H. Lee Equity Fund IV's request. With respect to the requested reports, Thomas H. Lee Equity Fund IV requested that Chase Securities provide it with analyses, based on publicly available information, and any other information known by Chase Securities and available to Thomas H. Lee Equity Fund IV, that would be helpful in analyzing an investment in Big Flower.

    None of these reports involved any specific findings and recommendations by Chase Securities with respect to the transaction which were relied upon by BFH Merger Corp. or Thomas H. Lee Equity Fund IV in deciding to proceed with the merger. They were designed as background or overview materials.

    These reports will be filed with the Securities and Exchange Commission as an exhibit to Amendment No. 3 to Schedule 13E-3, which is expected to be filed with the Commission on November 3, 1999. A copy of this filing will be publicly available on the Securities and Exchange Commission's Internet site, located at http://www.sec.gov. In addition, these reports will be made available for inspection and copying at the principal executive offices of Big Flower during regular business hours by any interested equity securityholder of Big Flower or its representative who has been so designated in writing.

    In the final paragraph commencing on page 48 of the proxy statement, it is noted that Thomas H. Lee Equity Fund IV filed a "Schedule 13E-3". A
Schedule 13E-3 is a filing made with the Securities and Exchange Commission which is only required to be signed by an issuer of securities, here Big Flower, or affiliates of the issuer. While Thomas H. Lee Equity Fund IV does not believe that it was an affiliate of Big Flower at the time the Schedule 13E-3 was filed, and therefore would not strictly be required to make this filing with the Securities and Exchange Commission, Thomas H. Lee Equity Fund IV made the filing because:

    -- it was aware that the issue of whether or not an entity is an affiliate of another entity can be difficult to determine,

    -- in some instances in similar transactions persons similarly situated to Thomas H. Lee Equity Fund IV have filed a Schedule 13E-3 with the Securities and Exchange Commission, and

    -- when complying with federal securities laws, it is prudent to take a cautious approach.

    EVERCORE CAPITAL PARTNERS AND ITS AFFILIATES

    Evercore Capital Partners, in forming its belief that the merger is fair to Big Flower's unaffiliated stockholders, conducted an analysis to value Big Flower on a going concern basis. In conducting its analysis, Evercore Capital Partners used methodologies based on discounted cash flow and comparable companies analyses to create a leveraged recapitalization model. Although this leveraged recapitalization model was not constructed to determine a per share value for Big Flower, but rather to determine whether, under a leveraged operating structure, the proposed deal price would yield a return which was acceptable to Evercore Capital Partners, per share values for Big Flower can be implied from this analysis.

    Prior to the signing of the original merger agreement on June 29, 1999, the leveraged recapitalization model produced an implied valuation range of $31-$36 per share for Big Flower.

    Subsequent to the signing of the original merger agreement, and as a result of the deterioration in the financial performance of Big Flower, Evercore Capital Partners performed a revised analysis of Big Flower. This revised leveraged recapitalization model produced an implied valuation range for Big Flower of $27-$34 per share.

    The projections developed by Evercore Capital Partners were based on projections provided by management, as disclosed in the section "Certain Estimates of Future Operations and Other Information" on page 57 of the proxy statement but discounted, on average, by approximately 5%. Evercore Capital Partners discounted management's projections because of its cautious review of management's projections as a financial buyer, including consideration of the high degree of operating leverage that would be placed on the business, and its own assessment of future events.

    While the purposes of these analyses was not to determine what would be a fair amount of consideration, from a financial point of view, to be paid by Evercore Capital Partners to the unaffiliated stockholders of Big Flower, in the view of Evercore Capital Partners, the results of these analyses support the conclusion that the merger consideration is fair to unaffiliated stockholders of Big Flower.

    In the first paragraph on page 51 of the proxy statement, it is noted that Evercore Capital Partners filed a "Schedule 13E-3". A Schedule 13E-3 is a filing made with the Securities and Exchange Commission which is only required to be signed by an issuer of securities, here Big Flower, or affiliates of the issuer. While Evercore Capital Partners does not believe that it was an affiliate of Big Flower at the time the Schedule 13E-3 was filed with the Securities and Exchange Commission, Evercore Capital Partners made the filing because:

    - it was aware that the issue of whether or not an entity is an affiliate of another entity can be difficult to determine,

    - in some instances in similar transactions persons similarly situated to Evercore Capital Partners have filed a Schedule 13E-3 with the Securities and Exchange Commission, and

    - when complying with federal securities laws, it is prudent to take a cautious approach.

ADDITIONAL INFORMATION REGARDING THE BIG FLOWER PRESS DEBT TENDER OFFER

    On October 29, 1999, in connection with Big Flower Press Holdings, Inc. offers to purchase and consent solicitations with respect to its outstanding
8 7/8% senior subordinated notes due 2007 and 8 5/8% senior subordinated notes due 2008, Big Flower Press increased the consent payment payable to each holder of the notes who validly consents to certain proposed amendments from $10.00 to $20.00 for each $1,000 principal amount of the notes. Big Flower Press also extended the date prior to which consents to the proposed amendments may be revoked to the later of (i) the date on which the supplemental indentures for both series of the notes are executed and (ii) November 15, 1999, unless extended.

ADDITIONAL INFORMATION REGARDING CERTAIN ESTIMATES OF FUTURE OPERATIONS AND OTHER INFORMATION

    One of the material assumptions underlying the estimates reflecting management's views as to the possible future performance of Big Flower is that Big Flower's future expenses will remain consistent with past practice other than for certain cost savings, including a reduction in overhead costs. This assumption was reflected in the projections included in the proxy statement and the cost reductions in those projections did not result from the merger, but rather were expected to result from elimination of duplication costs in Big Flower's ongoing acquisitions.

    The projections provided in the proxy statement differ from those that were provided to Big Flower's financial advisors. This difference exists because the projections provided in the proxy statement take into account Big Flower's acquisition of Drake Automation Limited and J.J. Grace Incorporated and the reduction in overhead costs resulting from various acquisitions, and also include updated, actual results of operation for the time period since the projections were provided to Big Flower's financial advisors.

    The summary of the estimates as of October 11, 1999 that Big Flower included in the proxy statement are set forth below:

                                    FORECAST
                         FISCAL YEAR ENDED DECEMBER 31,

                          1999(1)        2000         2001         2002         2003         2004
(AMOUNTS IN 000'S)       ----------   ----------   ----------   ----------   ----------   ----------
Sales..................  $1,879,445   $1,997,514   $2,117,760   $2,242,954   $2,369,788   $2,504,692
% Growth...............        0.3%         6.3%         6.0%         5.9%         5.7%         5.7%
EBITDA.................  $  260,244   $  298,606   $  328,671   $  351,793   $  373,433   $  395,683
% Margin...............       13.8%        14.9%        15.5%        15.7%        15.8%        15.8%
EBIT...................  $  158,183   $  192,050   $  217,766   $  239,650   $  258,314   $  279,631
% Margin...............        8.4%         9.6%        10.3%        10.7%        10.9%        11.2%
Net Income.............  $   44,290   $   61,726   $   82,896   $  103,002   $  122,966   $  141,855
Basic EPS..............  $     2.22   $     2.61   $     3.50   $     4.35   $     5.19   $     5.99
Diluted EPS............  $     1.94   $     2.57   $     3.27   $     4.04   $     4.81   $     5.54

------------------------

(1) Fiscal year 1999 estimates are pro forma for the Drake Automation Limited acquisition completed July 1, 1999 and the J.J. Grace Incorporated acquisition completed August 3, 1999.

The estimates, which were provided to Big Flower's financial advisors on a confidential basis, are summarized below:

                                    FORECAST
                         FISCAL YEAR ENDED DECEMBER 31,

(AMOUNTS IN 000'S)          1999         2000         2001         2002         2003         2004
------------------       ----------   ----------   ----------   ----------   ----------   ----------
Sales..................  $1,922,565   $2,037,142   $2,157,761   $2,283,065   $2,410,483   $2,545,898
EBITDA.................  $  267,681   $  294,919   $  318,336   $  339,930   $  360,359   $  381,716
EBIT...................  $  165,639   $  192,859   $  212,885   $  232,985   $  250,402   $  270,316
Net Income.............  $   49,656   $   64,750   $   81,731   $  100,006   $  118,642   $  135,432
Basic EPS..............  $     2.49   $     2.73   $     3.44   $     4.21   $     4.99   $     5.70
Diluted EPS............  $     2.15   $     2.69   $     3.22   $     3.92   $     4.64   $     5.28

    Similarly, the projections provided to Big Flower's financial advisors differ from those that were provided to third party bidders at the beginning of Big Flower's sale process. This difference exists because the projections provided to third party bidders only reflected results as of December 31, 1998 and did not take into account Big Flower's recent acquisitions. The estimates, which were provided to the third party bidders on a confidential basis, are summarized below:

                                    FORECAST
                         FISCAL YEAR ENDED DECEMBER 31,

(AMOUNTS IN 000'S)          1999         2000         2001         2002         2003         2004
------------------       ----------   ----------   ----------   ----------   ----------   ----------
Sales..................  $1,950,388   $2,070,703   $2,198,839   $2,327,300   $2,457,789   $2,596,500
EBITDA.................  $  274,140   $  298,750   $  324,061   $  347,024   $  368,408   $  391,890
EBIT...................  $  170,975   $  196,863   $  217,782   $  237,275   $  252,479   $  270,866
Net Income.............  $   52,000   $   67,100   $   83,856   $  101,242   $  117,674   $  132,922
Basic EPS..............  $     2.60   $     2.81   $     3.51   $     4.24   $     4.92   $     5.56
Diluted EPS............  $     2.23   $     2.75   $     3.26   $     3.91   $     4.52   $     5.09

    In addition, because these estimates are inherently subject to significant economic and competitive uncertainties and other contingencies beyond Big Flower's control, there can be no assurance that these estimates will be realized; actual results may be higher or lower than those estimated. Given the fact that each year since 1994 Big Flower has acquired in excess of 5 entities per year on average, any year over year comparison beyond 1999 is unlikely to provide a realistic view of Big Flower's business or performance. Big Flower does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Big Flower does not intend to, and specifically declines any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumption s are shown to be in error. Also, Big Flower does not intend to, and specifically declines any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither Big Flower's auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. Further, Thomas H. Lee Equity Fund IV, Evercore Capital Partners and their affiliates were not involved in the preparation of these estimates in any manner.

    The proxy statement includes additional projections and a disclaimer to the effect that none of Big Flower, Thomas H. Lee Company, Evercore Capital Partners or their respective affiliates or Big Flower's independent auditors assume any responsibility for the accuracy of the financial forecasts. Big Flower withdraws its disclaimer of responsibility and instead Big Flower confirms that these forecasts are the actual internal forecasts of Big Flower and were not prepared by Thomas H. Lee Equity Fund IV, Evercore Capital Partners or their affiliates.

ADDITIONAL INFORMATION REGARDING LITIGATION CHALLENGING THE MERGER

    As disclosed on page 71 of the proxy statement under the caption "Special Factors--Litigation Challenging the Merger", there is pending in the Delaware Court of Chancery a class action lawsuit arising out of the original merger agreement. On October 29, 1999, the plaintiffs in that action filed a second amended class action complaint relating to the merger agreement. The second amended class action complaint also alleges that the proxy statement is deficient because, among other things, it does not include adequate information concerning effect of the earnings shortfall on future years' results, does not quantify the differences between June and October projections, does not disclose a range of values determination by Goldman Sachs or Berenson Minella or why such a range was not calculated by them, does not disclose that Goldman Sachs did not perform a discounted cash flow analysis with respect to the merger agreement or why they did not, does not disclose that Goldman Sachs did not separately value Big Flower's Internet investments and does not include an analysis of the reasoning and work performed by Berenson Minella regarding the original merger agreement. On November 2, 1999, Big Flower entered into an oral agreement in principle with representatives of the plaintiffs in the shareholders litigation to settle the action by providing additional disclosure relating to the transaction, which disclosure is contained herein.

VOTING PROCEDURES

    FOR STOCKHOLDERS WHO HAVE ALREADY VOTED: We have enclosed a second proxy card (and a return envelope) for your use, in case you wish to change your vote. If you have already voted your proxy and you do not wish to change your vote, you do not need to return this second proxy card. If Big Flower receives the enclosed proxy card, properly executed and dated, prior to the Big Flower meeting, any proxy previously granted by you will be, without further action on your part, revoked. Any proxy granted to Big Flower may be revoked before it is exercised by submitting to Big Flower written notice of revocation or a properly executed proxy of a later date, or by attending the Big Flower meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Irene B. Fisher, Associate General Counsel, Big Flower Holdings, Inc., 3 East 54(th) Street, New York, New York 10022. All shares of Big Flower common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified by the proxy. If no specification is made, the proxies will be voted in favor of the matters to be voted upon at the Big Flower meeting, including approval of the merger agreement.

    IF YOU HAVE ALREADY RETURNED A PROXY CARD AND DO NOT WISH TO CHANGE YOUR VOTE, NO FURTHER ACTION IS REQUIRED.

    FOR STOCKHOLDERS WHO HAVE NOT ALREADY VOTED: Enclosed for your convenience is a duplicate proxy card and a return envelope for your use. You may use either the proxy card which was originally sent to you, or you may use the second proxy card which is enclosed. You do not need to return both the original and this second proxy card. If Big Flower receives the enclosed proxy card, property executed and dated, prior to the Big Flower meeting, any proxy previously granted by you will be, without further action, revoked. Any proxy granted to Big Flower may be revoked before it is exercised, by submitting to Big Flower written notice of revocation or a properly executed proxy of a later date, or by attending the Big Flower meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Irene B. Fisher, Associate General Counsel, Big Flower Holdings Inc., 3 East 54(th) Street, New York, New York 10022. All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified by the proxy. If no specification is made, the proxies will be voted in favor of the matters to be voted upon at the Big Flower meeting, including approval of the merger agreement.

    INFORMATION ABOUT VOTING. Stockholders of record may vote by signing, dating and mailing the proxy card in the postage-paid envelope provided. If your shares of Big Flower common stock are held by a bank, broker or other nominee, you will receive instructions from them. Whichever of these methods you select to transmit your instructions, the persons named on the enclosed proxy card will vote your shares in accordance with your instructions. If you sign a proxy card without giving specific voting instructions, your shares will be voted in favor of the merger agreement, unless your shares of Big Flower common stock are held by a bank, broker or other nominee, in which case your shares will not be voted.

    The method by which you vote will not limit your right to vote at the Big Flower meeting if you decide to attend in person. If your shares of common stock are held by a bank, broker or other holder of record, you will need proof of ownership to be admitted to the Big Flower meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. Even though proof of ownership will entitle you to admission to the Big Flower meeting, if you are a beneficial owner of Big Flower common stock and want to vote your shares in person, you must obtain a completed and executed proxy in your name from your bank, broker or other holder of record in order to vote at the Big Flower meeting.

    If you have questions or require an additional copy of the Proxy Statement, please contact Big Flower Holdings, Inc. at (212) 521-1600.

Dated November 3, 1999

New York, New York

                                          By order of the Board of Directors,
                                          /s/ Mark A. Angelson

                                          Mark A. Angelson
                                          Executive Vice President--Office of
                                          the
                                          Chairman, General Counsel and
                                          Secretary